SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                                    FORM 8-K

                                 CURRENT REPORT

                        PURSUANT TO SECTION 13 OR 15(d)

                     OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (date of earliest event reported):   June 13, 1996

                               SILVER DINER, INC.
             (Exact name of registrant as specified in its charter)

Delaware                            0-24982                04-3234411
(State or other jurisdiction        (Commission            (IRS Employer
of incorporation)                   File Number)           ID Number)

11806 Rockville Pike, Rockville, Maryland                             20852
(Address of principal executive offices)                         (Zip Code)

Registrant's Telephone Number, including area code:   (301) 770-0333

                         SILVER DINER DEVELOPMENT, INC.
         (Former name or former address, if changed since last report)

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Item 2.  Acquisition or Disposition of Assets

     On June 13, 1996, the Registrant purchased all of the Class A limited partner interests ("Class A Interests") and all of the Class B limited partner interests ("Class B Interests" and, together with the Class A Interests, the "LP Interests") in Silver Diner Limited Partnership ("SDLP"), owned by limited partners who are unaffiliated with the Registrant. The Registrant is the parent of Silver Diner Development, Inc. (formerly Silver Diner Operating, Inc.), a Virginia corporation, which is the general partner of SDLP (the "General Partner"). The purchase price for the Class A Interests was an aggregate of $2.4 million and 84,000 warrants ("Warrants") to purchase shares of the Registrant's common stock, par value $.00074 ("Common Stock") at $8.00 per share. The Warrants are exercisable at any time on or before the earlier of January 31, 1998 or 30 days following the first public offering of Common Stock on or after June 30, 1997. Each holder of Class A Interests received 3.5 Warrants for each $100 of the cash consideration allocated to him or her. The purchase price for the 3% Class B Interest held by Bernard R. Wolfe & Associates, Inc., successor in interest to BRW Development Corporation, was $72,000, which represents an amount equivalent to 3% of the aggregate cash paid for the purchase of the Class A Interests. The amounts paid to the limited partners were not reduced by the existing approximately $3.8 million debt of SDLP to the Registrant.

Item 5.  Other Events

     On June 12, 1996, the Registrant changed its name to Silver Diner, Inc.


                                      -2-

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                                   SIGNATURE

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed in its behalf by the undersigned hereunto duly authorized.


June 26, 1996                     SILVER DINER, INC.
                                  (formerly Silver Diner Development, Inc.)

                                  By:  /s/ David Oden
                                       David Oden
                                       Chief Financial Officer